Exhibit  99.38

Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:  The following is available for immediate release:

Branchburg, New Jersey; February 24, 2009

From:

Hydromer, Inc.

35 Industrial Parkway

Branchburg, New Jersey 08876-3424

Contact:

Martin C. Dyck, Senior Vice President

(908) 722-5000

Hydromer, Inc. Announces Sale of Product Lines to Merit Medical Systems, Inc

Hydromer, Inc. (HYDI.OB – OTC BB), announces the sale of the Endoscopic Bipolar Coagulation probe and Biliary Stent business by its wholly owned subsidiary, Biosearch Medical Products, Inc. (“Biosearch”) to Merit Medical Systems, Inc. (“Merit”) for $1.6 million in cash.  The agreement also calls for the assignment of existing BMPI / customer supply agreements to Merit and a seven year non-compete provision.  Until the date when Merit is able to independently manufacture the products, Biosearch will continue to manufacture the products at an agreed upon transfer price.

In addition, a separate supply agreement has been entered between the two parties for Hydromer® hydrophilic coating solution used on those products.

 “We are very pleased about the business relationship we have entered with Merit Medical Systems, Inc.” stated Martin C. Dyck, President of Biosearch and Executive Vice President of Hydromer, Inc., adding “This transaction is part of Hydromer, Inc.’s long-term focus on its strategic core of the medical and animal health business while strengthening its Balance Sheet and liquidity.”

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.